                                                                    EXHIBIT 10.2

                                   HPSC, INC.


                     2001 SUPPLEMENTAL EXECUTIVE BONUS PLAN


     1. PURPOSE. The purpose of this Plan is to advance the interests of HPSC, Inc. (the "Company") and its shareholders by strengthening the ability of the Company to retain and motivate its executive officers, and facilitating the ownership of common stock of the Company by its executive officers.

     2. EFFECTIVE DATE. This Plan is effective as of September 14, 2001.

     3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of this Plan, the Committee shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration.

     4. PARTICIPANTS. John W. Everets, Raymond R. Doherty and Rene Lefebvre, all of whom are executive officers of the Company on the date of the adoption of the Plan, are eligible to participate in the Plan. Each such executive officer shall be deemed a "Participant" for purposes of this Plan.

     5. AWARD OF BONUSES. Subject to the terms and conditions set forth below, the Company may award an annual supplemental bonus in an amount to be determined by the Committee in its sole discretion (the "Supplemental Bonus") to each Participant with respect to each fiscal year during which the Plan is in effect; provided that the Supplemental Bonus awarded in any year shall not exceed 20% of the annual bonus (the "Annual Bonus") awarded to the Participant under the 1996 HPSC, Inc. Executive Bonus Plan (the "Executive Bonus Plan") for such year. A Supplemental Bonus shall be awarded to a Participant only if the Participant has a principal amount outstanding under loans made to the Participant prior to September 14, 2001 under the Company's Stock Loan Program (after the payment of required percentage of the Annual Bonus earned by the Participant has been taken into account). A Supplemental Bonus shall not exceed the unpaid balance of all such loans outstanding under the Company's Stock Loan Program.

     6. PAYMENT OF THE SUPPLEMENTAL BONUS. The Company shall apply the full after-tax amount of the Supplemental Bonus awarded to a Participant to the principal amount outstanding on the Participant's loans under the Stock Loan Program. The balance of the Supplemental Bonus shall be applied to satisfy the Company's tax withholding obligations with respect to the Supplemental Bonus. The Supplemental Bonus shall be paid at the time that the Annual Bonus is paid in accordance with the terms of the Executive Bonus Plan.

     8. DURATION OF THE PLAN. The Committee may in its discretion terminate the Plan at any time. If the Plan is so terminated, the Company shall pay out Supplemental Bonuses in such amounts as deemed appropriate and equitable by the Committee, in its sole discretion. The determination of the amount of any Supplemental Bonuses payable under this paragraph shall be made by the Committee and shall be binding on the Company and all Participants.

     9. GOVERNING LAW. This Plan shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.


                                       2